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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



THE STOCKHOLDERS AND
 BOARD OF DIRECTORS
FRONTIER AIRLINES, INC.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Frontier Airlines, Inc. of our report dated June 20,1997, except as to Note 12, which is as of June 30, 1997, relating to the balance sheet of Frontier Airlines, Inc. as of March 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended March 31,1997 and 1996, which report appears in the March 31, 1997, annual report on Form 10-KSB of Frontier Airlines, Inc.



                                             KPMG PEAT MARWICK LLP


Denver, Colorado
July 15, 1997